Exhibit 4.03

Parent Disclosure Schedule (Petroterra Corp.)

Capitalization Table as of March 30, 2017

	Preferred Stock		Common Stock
	Conversion	Total	Total	Equivalent	Equivalent
Name	Price	Shares	Shares	Shares	% Outstanding

Common Stock
Non Affiliated Outstanding Shares	$0.0833	4,000,000		48,019,208	25.2%
			28,323,588	28,323,588	14.9%
Issuance – Steve Yariv			114,202,944	114,202,944	59.9%
Directors & Officers			-
Total Common Stock Outstanding		4,000,000	142,526,532	190,545,740	100.0%

Total Authorized		4,000,000		500,000,000

Shares Available for Issuance		-		309,454,260